EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Mark Mizicko Tel : 415-278-7503 media_relations@gymboree.com

The Gymboree Corporation Reports First Quarter Sales Results;
Updates Quarterly Earnings Outlook

San Francisco, Calif., May 6, 2010 – The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the first fiscal quarter ended May 1, 2010, of $250.0 million, an increase of 10% compared to net sales from retail operations of $228.0 million for the first fiscal quarter of the prior year. Comparable store sales for the first fiscal quarter increased 2%.

The Company now expects earnings for the first fiscal quarter to be in the range of $0.96 to $0.98 per diluted share.  This represents an improvement from the prior guidance for the first fiscal quarter of $0.94 to $0.96 per diluted share.

“I am pleased with the solid earnings growth we are now expecting for the first fiscal quarter,” said Matthew McCauley, Chairman and Chief Executive Officer.  “Gross margin improvement drove the majority of the expected earnings growth.  Our approach to promotions and markdowns during the first quarter, including April, enabled us to both exceed earnings expectations and better position ourselves with inventory going into the second quarter.”

Management Presentation

For more information about first quarter sales, please listen to The Gymboree Corporation’s monthly sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, May 6 at 7:55 a.m. ET through Wednesday, May 12 at 11:59 p.m. PT.

The live broadcast of the discussion of first quarter 2010 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, May 19, 2010. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, May 26, 2010, at 800-642-1687, pass code # 54962271.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 1, 2010, the Company operated a total of 987 retail stores: 632 Gymboree® stores (595 in the United States, 34 in Canada, 2 in Puerto Rico and 1 in Australia), 146 Gymboree Outlet stores, 118 Janie and Jack® shops and 91 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 673 franchised and Company-operated Gymboree Play & Music® centers in the United States and 32 other countries.

Forward-Looking Statements

The foregoing financial information for the first fiscal quarter ended May 1, 2010, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including increasing levels of unemployment and consumer debt, volatility in the financial markets, current recessionary economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 30, 2010. These forward-looking statements reflect The Gymboree Corporation’s expectations as of May 6, 2010.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, and Crazy 8 are registered trademarks of The Gymboree Corporation.

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